Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-208023, Form S-3 No. 333-206327, Form S-8 No. 333-212478 and Form S-8 No. 333-197932) of tronc, Inc. and in the related Prospectuses of our reports dated March 16, 2018 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of tronc, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Dallas, Texas
March 16, 2018